               AMENDMENT NUMBER 1 TO INVESTMENT SUB-ADVISORY AGREEMENT


     The Investment Sub-Advisory Agreement between HL Investment Advisors, Inc. ("HL Advisors") and Wellington Management Company, LLP ("Wellington Management") dated May 29, 1998 (the "Agreement") is hereby amended to include Hartford Global Leaders HLS Fund (the "Fund") as a Portfolio. All provisions in the Agreement shall also apply to the Fund, except that the management fee shall be as follows:

     A fee accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:


                    NET ASSET VALUE               ANNUAL RATE
                    First $50,000,000             .400%
                    Next $100,000,000             .300%
                    Next $350,000,000             .250%
                    Amount Over $500,000,000      .200%


     Wellington Management shall waive 100% of its sub-advisory fee until shareholder assets of the Fund reach $50 million (exclusive of money invested by HL Advisors or its affiliates).

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be
executed on the                 day of                           , 1998.


                                   HL INVESTMENT ADVISORS, INC.

                                   ___________________________________
                                   By:
                                   Title:

                                   WELLINGTON MANAGEMENT COMPANY, LLP

                                   _____________________________________
                                   By:
                                   Title: